February 2013 Preliminary Terms No. 577 Registration Statement No. 333-178081 Dated February 4, 2013 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)
The Currency-Linked Partial Principal at Risk Securities, which we refer to as the securities, are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount of only 90% of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  At maturity, if the Chinese renminbi has appreciated relative to the U.S. dollar, investors will receive the stated principal amount of their investment plus 140% to 150% of the appreciation of the Chinese renminbi, as measured by the specific currency performance formula described in this document.  However, if, at maturity, the Chinese renminbi has remained unchanged or depreciated, the payment at maturity will be equal to or less than the stated principal amount by an amount that is proportionate to the negative currency performance, subject to the minimum payment amount.  Because of the formula by which the currency performance is calculated, any positive currency performance is inherently capped at a maximum of 100%.  If the currency performance is less than or equal to –10%, you will receive only the minimum payment amount of $900 per security at maturity.  Investors may lose up to 10% of the stated principal amount of the securities.  The securities are for investors who are concerned about principal risk but seek a Chinese renminbi-based return, and who are willing to risk 10% of their principal and forgo current income on the securities in exchange for the repayment of at least 90% of principal at maturity and the opportunity to earn a return based on 140% to 150% of the appreciation of the Chinese renminbi.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per security
Pricing date:	February , 2013
Original issue date:	March 4, 2013 ( business days after the pricing date)
Maturity date:	March 4, 2015
Interest:	None
Payment at maturity:
If the Chinese renminbi appreciates relative to the U.S. dollar (i.e. the currency performance is positive):
$1,000 + supplemental redemption amount
If the Chinese renminbi does not appreciate or depreciates relative to the U.S. dollar (i.e. the currency performance is zero or negative):
$1,000 + ($1,000 x currency performance), subject to the minimum payment amount
If the Chinese renminbi depreciates, the currency performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the negative currency performance.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	$1,000 times the currency performance times the participation rate
Currency performance:
1 – (final exchange rate / initial exchange rate)
This formula effectively limits the positive currency performance to 100% but does not limit the negative currency performance.  See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the Securities at Maturity”.

Participation rate:	140% to 150%. The actual participation rate will be determined on the pricing date.
Minimum payment amount:	$900 per security (90% of the stated principal amount)
Initial exchange rate:	, which is the exchange rate on February 28, 2013
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Chinese renminbi (“CNY”) into U.S. dollars (expressed as the number of units of CNY per one U.S. dollar), as determined by reference to the rate displayed on the reference source on such currency business day.

Reference source:	Reuters page “SAEC”
Valuation date:	February 27, 2015, subject to adjustment for non-currency business days
CUSIP/ISIN:	617482SS4 / US617482SS48
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per security:	$1,000	$20	$980
Total:	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $992.50 per security.  Please see “Syndicate Information” on page 9 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each security they sell. Please see “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for currency-linked partial principal at risk securities.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated August 17, 2012
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

Investment Overview

Currency-Linked Partial Principal at Risk Securities

The Currency-Linked Partial Principal at Risk Securities due March 4, 2015 Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (the “securities”) provide investors with an opportunity to earn a return based on 140% to 150% participation in the positive performance of the Chinese renminbi relative to the U.S. dollar (as measured by the specific currency performance formula described in this document), while being exposed on a 1:1 basis to any negative currency performance, subject to the minimum payment amount of $900 per security.  The actual participation rate will be determined on the pricing date.

If, at maturity, the CNY has appreciated relative to the U.S. dollar, the investment will return the stated principal amount of $1,000 plus 140% to 150% of the positive currency performance (e.g. a 10% currency performance of the CNY relative to the U.S. dollar will return 100% of the stated principal amount plus an additional $140 to $150 per security at maturity, to be determined on the pricing date).  However, if, at maturity the CNY depreciates or does not appreciate at all relative to the U.S. dollar, the payment at maturity per security will be equal to or less than the $1,000 stated principal amount by an amount proportionate to the negative currency performance, subject to the minimum payment at maturity of $900.  The securities do not pay interest, and all payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.

There are several important factors you should consider in connection with your investment in the securities.

▪
The securities do not provide a linear return on the performance of the CNY relative to the U.S. dollar.  A linear return is the return that would be achieved by converting a notional amount of U.S. dollars into the CNY at the initial exchange rate and then, on the valuation date, converting the resulting amount of the CNY back into the U.S. dollars at the final exchange rate.  Instead, the return on the securities will be determined by reference to the currency performance formula described in this document.

▪
The currency performance formula described in this document will magnify any depreciation and diminish any appreciation in the CNY relative to the U.S. dollar (leaving aside the effect of the participation rate) as compared to a linear return, and these effects will increase the more the CNY appreciates or depreciates.  One consequence of this is that, if the Chinese renminbi depreciates in value by 50% relative to the U.S. dollar, the currency performance will be –100%.

▪
Because of the manner in which the currency performance is calculated, the currency performance will never exceed 100%.  However, there is no comparable limit on the negative currency performance.  If the currency performance is less than –10%, you will receive only the minimum payment amount of $900 per security at maturity.

Maturity:	2 years
Payment at maturity:
If the CNY appreciates relative to the U.S. dollar:
$1,000 + ($1,000 x currency performance x participation rate)
If the Chinese renminbi does not appreciate or depreciates relative to the U.S. dollar:
$1,000 + ($1,000 x currency performance), subject to the minimum payment amount
If the Chinese renminbi depreciates, the currency performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the negative currency performance.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per security.

Currency performance:	1 – (final exchange rate / initial exchange rate )
Participation rate:	140% to 150% (to be determined on the pricing date)
Minimum payment amount:	$900 per security (90% of the stated principal amount. Investors may lose up to 10% of the stated principal amount of the securities.
Interest:	None

February 2013	Page 2

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

How Do Currency Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The exchange rate for the Chinese renminbi is expressed as the number of units of the CNY per U.S. dollar.

➢
As a result, a decrease in the exchange rate means that the Chinese renminbi has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the Chinese renminbi to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 4.65 reflects a strengthening of the CNY, relative to the U. S. dollar, as compared to an exchange rate of 6.20.

➢
Conversely, an increase in the exchange rate means that the Chinese renminbi has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the Chinese renminbi to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 9.30 reflects a weakening of the Chinese renminbi relative to the U. S. dollar, as compared to an exchange rate of 6.20.

How Does the Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the securities effectively limits the positive currency performance to 100% but does not limit negative currency performance.

The currency performance is equal to (1 – final exchange rate / initial exchange rate).

The actual initial exchange rate and final exchange rate will vary from those used in the examples below.

➢        In the example below, the Chinese renminbi strengthens from the initial exchange rate of 6.20 to the final exchange rate of 4.65, resulting in a currency performance of 1 – (4.65 / 6.20) = 25%.

Initial Exchange Rate (# CNY / 1 USD)	Final Exchange Rate (# CNY / 1 USD)
6.20	4.65

➢        In the example below, the Chinese renminbi weakens from the initial exchange rate of 6.20 to the final exchange rate of 9.30, resulting in a currency performance of 1 – (9.30 / 6.20) = –50%.

Initial Exchange Rate (# CNY / 1 USD)	Final Exchange Rate (# CNY / 1 USD)
6.20	9.30

➢           In the example below, the Chinese renminbi strengthens to the fullest extent possible from the initial exchange rate of 6.20 to the final exchange rate of 0.00001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in a currency performance of 1 – (0.00001 / 6.20) = approximately 99.9999%.

Initial Exchange Rate (# CNY / 1 USD)	Final Exchange Rate (# CNY / 1 USD)
6.20	0.00001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance can be no greater than 100%.  However, any possible depreciation of the CNY is not similarly limited, as shown in the example below.  It is important to note that, in any scenario in which the exchange rate changes from the pricing date to the valuation date, the currency performance will always underperform a performance percentage calculated using a linear return formula.

➢           In the example below, the Chinese CNY is significantly devalued and weakens from the initial exchange rate of 6.20 to the final exchange rate of 38.4, resulting in a currency performance of 1 – (37.2 / 6.20) = –500%.

Initial Exchange Rate (# CNY / 1 USD)	Final Exchange Rate (# CNY / 1 USD)
6.20	37.2

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of the CNY.

February 2013	Page 3

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

Key Investment Rationale

Exposure to currencies is a component of underlying asset class diversification.  Investors who have the view that the Chinese renminbi will appreciate relative to the U.S. dollar and are concerned about the risks associated with investing directly in currencies can use the securities to gain exposure to the Chinese renminbi.

This 2-year investment offers a participation rate of 140% to 150% (to be determined on the pricing date).  Investors can use the securities to enhance returns by 140% to 150%.  The securities also provide for the minimum payment amount of $900 per security if the securities are held to maturity.  All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.

Access	▪	Exposure to an emerging market currency relative to the U.S. dollar and diversification of underlying asset class exposure
Leveraged Performance	▪	1.4 to 1.5 times upside participation in the positive currency performance of the CNY relative to the U.S. dollar
	▪	The securities offer investors an opportunity to capture enhanced returns on the positive performance of the CNY, measured by the currency performance formula described in this document
Minimum Payment Amount:	▪	The securities provide for the repayment of 90% of principal ($900 per security) at maturity regardless of the performance of the CNY relative to the U.S. dollar
Upside Scenario	▪
The CNY strengthens relative to the U.S. dollar and, at maturity, the securities provide the stated principal amount plus 140% to 150% (to be determined on the pricing date) of the positive currency performance

Downside Scenario	▪	The CNY weakens relative to the U.S. dollar and, at maturity, the securities pay only the minimum payment amount of $900 per security

Summary of Key Risks (see page 12)

▪	The securities provide for a minimum payment amount of only 90% of principal

▪	No periodic interest payments and the return on your investment in the securities may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities

▪	The currency performance formula will limit the upside potential of the securities but does not limit the negative currency performance

▪	The currency performance formula will diminish any appreciation and magnify any depreciation of the Chinese renminbi relative to the U.S. dollar (leaving aside the effect of the participation rate)

▪	The securities are subject to currency exchange risk

▪	The securities are exposed to a single emerging markets currency and therefore expose you to significant nondiversified currency risk

▪	The amount payable on the securities is not linked to the exchange rate at any time other than the valuation date

▪	The securities will not be listed on any securities exchange and secondary trading may be limited

▪	Market price of the securities may be influenced by many unpredictable factors

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

▪	Investing in the securities is not equivalent to investing directly in the Chinese renminbi

▪	Government intervention could materially and adversely affect the value of the securities

▪	Even though currencies trade around-the-clock, the securities will not

February 2013	Page 4

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

▪	Suspension or disruptions of market trading in the Chinese renminbi may adversely affect the value of the securities

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities

February 2013	Page 5

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount of only 90% of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based on whether the CNY has appreciated or depreciated relative to the U.S. dollar as of the valuation date.  The securities offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
February , 2013	March 4, 2013 ( business days after the pricing date)	March 4, 2015
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Syndicate Information” on page 9)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Interest:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:
If the Chinese renminbi appreciates relative to the U.S. dollar (i.e. the currency performance is positive):
$1,000 + supplemental redemption amount
If the Chinese renminbi does not appreciate or depreciates relative to the U.S. dollar (i.e. the currency performance is zero or negative):
$1,000 + ($1,000 x currency performance), subject to the minimum payment amount
If the Chinese renminbi depreciates, the currency performance will be negative and the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the negative currency performance.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per security.

Supplemental redemption amount:	$1,000 times the currency performance times the participation rate
Currency performance:	1 – (final exchange rate / initial exchange rate) This formula effectively limits the positive currency performance to 100% but does not limit the negative currency performance.
Participation rate:	140% to 150%. The actual participation rate will be determined on the pricing date.
Minimum payment amount:	$900 per security (90% of the stated principal amount)
Initial exchange rate:	, which is the exchange rate on February 28, 2013
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the CNY into U.S. dollars (expressed as the number of units of CNY per one U.S. dollar), as determined by reference to the rate displayed on the reference source on such currency business day.

Reference source:	Reuters page “SAEC”
Valuation date:	February 27, 2015, subject to adjustment for non-currency business days
Risk factors:	Please see “Risk Factors” beginning on page 12.

February 2013	Page 6

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

General Information
Listing:	The securities will not be listed on any securities exchange
CUSIP:	617482SS4
ISIN:	US617482SS48
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, even though no interest is payable on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.  If the securities were priced on January 31, 2013, the “comparable yield” for the securities would be a rate of 1.5738% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $1,000) consists of a single projected amount equal to $1,031.8640 due at maturity. The comparable yield and the projected payment schedule for the securities will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that would be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2013	$5.0711	$5.0711
	July 1, 2013 through December 31, 2013	$7.9089	$12.9800
	January 1, 2014 through June 30, 2014	$7.9711	$20.9511
	July 1, 2014 through December 31, 2014	$8.0339	$28.9850
	January 1, 2015 through the Maturity Date	$2.8790	$31.8640

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a security.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Any consequences resulting from the Medicare tax on investment income are also not discussed in this document or the accompanying prospectus supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking short positions in forwards and options contracts on the Chinese renminbi and/or the dollar or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the Chinese renminbi, and, therefore, the exchange rate that must prevail with respect to the Chinese renminbi on the valuation date so that you do not suffer a loss on your initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling the Chinese renminbi or forwards or options contracts on the Chinese renminbi or positions in any other available currencies or instruments that we may wish to use in connection with such

February 2013	Page 7

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

hedging activities, including by selling any such currencies or instruments on the valuation date.  We cannot give any assurance that our hedging activities will not affect the value of the Chinese renminbi and, therefore, adversely affect the exchange rate on the valuation date and the currency performance and, consequently, the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

February 2013	Page 8

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

Each purchaser or holder of any securities acknowledges and agrees that:
(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for currency-linked partial principal at risk securities.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price	Selling concession	Principal amount of securities for any single investor
$1,000.00	$20.00	<$1MM
$996.25	$16.25	≥$1MM and <$3MM
$994.38	$14.38	≥$3MM and <$5MM
$992.50	$12.50	≥$5MM
The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2013	Page 9

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

Hypothetical Payouts on the Securities at Maturity

Below are three hypothetical examples of how to calculate the currency performance and the payment at maturity based on the hypothetical exchange rates set out below and a hypothetical participation rate of 145%.  The examples are provided for illustrative purposes only.  The actual initial exchange rate will be determined on February 28, 2013, the participation rate will be determined on the pricing date and the final exchange rate will be determined on the valuation date.  All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to the credit risk of Morgan Stanley.

For the CNY, a decrease in the exchange rate means that the CNY has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that the CNY has depreciated/weakened relative to the U.S. dollar.  The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The CNY has appreciated relative to the U.S. dollar

Hypothetical participation rate:	145%
Hypothetical initial exchange rate:	6.20
Hypothetical final exchange rate:	5.58

The currency performance will equal:  1 – (final exchange rate / initial exchange rate)

Using the above hypothetical initial and final exchange rates, the currency performance is calculated as follows:

Currency performance = 1 – (5.58 / 6.20) = 10%

Payment at maturity	=	$1,000 + supplemental redemption amount
	=	$1,000 + ($1,000 x currency performance x participation rate)
	=	$1,000 + ($1,000 x 10% x 145%)
	=	$1,145

Because the currency performance is greater than zero, the payment at maturity will equal $1,000 plus the supplemental redemption amount.  Therefore, the total payment at maturity per security will be $1,145, or the stated principal amount of $1,000 plus the supplemental redemption amount of $145.

Example 2:  The CNY has depreciated slightly relative to the U.S. dollar

Hypothetical initial exchange rate:	6.20
Hypothetical final exchange rate:	6.51

Currency performance = 1 – (6.51 / 6.20) = –5%

Payment at maturity	=	$1,000 + ($1,000 x currency performance), subject to the minimum payment amount
	=	$1,000 + ($1,000 x –5%), subject to the minimum payment amount
	=	$1,000 + (–$50), subject to the minimum payment amount
	=	$950

Because the currency performance is less than zero, the payment at maturity is less than the stated principal amount by an amount that is proportionate to the negative currency performance, subject to the minimum payment amount.

February 2013	Page 10

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

Example 3:  The CNY has depreciated significantly relative to the U.S. dollar

Hypothetical initial exchange rate:	6.20
Hypothetical final exchange rate:	9.30

Currency performance = 1 – (9.30 / 6.20) = –50%

Payment at maturity	=	$1,000 + ($1,000 x currency performance), subject to the minimum payment amount
	=	$1,000 + ($1,000 x –50%), subject to the minimum payment amount
	=	$1,000 + (–$500), subject to the minimum payment amount
	=	The minimum payment amount of $900

In this example, even though the Chinese renminbi has depreciated significantly relative to the U.S. dollar such that the currency performance is –50%, because of the minimum payment amount, the investor receives $900 per security at maturity.

February 2013	Page 11

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the securities and the suitability of such securities in light of your particular circumstances.  The securities are not secured debt and investing in the securities is not equivalent to investing directly in the Chinese renminbi.  The following is a non-exhaustive list of certain key considerations for investors in the securities.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

▪
The securities provide for a minimum payment amount of only 90% of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities provide for a minimum payment amount of only 90% of principal at maturity.  If the currency performance is less than 0%, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the negative currency performance, subject to the minimum payment amount of $900 per security (90% of the stated principal amount).

▪
No periodic interest payments and the return on your investment in the securities may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the securities differ from ordinary debt securities in that no periodic interest will be paid.  Unless the currency performance is sufficiently greater than zero, the overall return on your investment in the securities may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the securities at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.  In addition, if the CNY does not appreciate or depreciates relative to the U.S. dollar, your return on the securities will be zero or negative.

▪
The currency performance formula will limit the upside potential of the securities but does not limit the negative currency performance.  The currency performance measures the extent to which the exchange rate of the Chinese renminbi relative to the USD increases or decreases from the pricing date to the valuation date, expressed as (1 – final exchange rate / initial exchange rate).  Because of the manner in which the currency performance is calculated, the maximum currency performance currency is effectively 100%.  By contrast, the formula for the currency performance does not limit the negative currency performance.  See “Hypothetical Payouts on the Securities at Maturity”.

▪
The currency performance formula will diminish any appreciation and magnify any depreciation of the Chinese renminbi relative to the U.S. dollar (leaving aside the effect of the participation rate).  The securities do not provide a linear return on the appreciation of the Chinese renminbi relative to the U.S. dollar.  A linear return would reflect the return that would be achieved by converting a notional amount of U.S. dollars into Chinese renminbi at the initial exchange rate and then, on the valuation date, converting the resulting amount of the Chinese renminbi back into U.S. dollars at the final exchange rate.  Instead, the return on the securities will be determined by reference to the currency performance formula described in this document, which do not reflect a linear return.  Using this formula, any appreciation of the Chinese renminbi relative to the U.S. dollar will be diminished, as compared to a linear return (leaving aside the effect of the participation rate), while any depreciation of the Chinese renminbi relative to the U.S. dollar will be magnified, as compared to a linear return.  Moreover, the diminishing effect on any appreciation of the Chinese renminbi relative to the U.S. dollar increases as the currency performance increases, and the magnifying effect on any depreciation of the Chinese renminbi currency relative to the U.S. dollar increases as the currency performance decreases.  Accordingly, your payment at maturity may be less than if you had invested in similar securities that provide linear returns or in the Chinese renminbi directly.

▪
The securities are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the Chinese renminbi will affect the value of the securities.  The exchange rate between the Chinese renminbi and the U.S. dollar is volatile and is the result of numerous factors specific to China and the United States including the supply of, and the demand for, the Chinese renminbi, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate result over time from the

February 2013	Page 12

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in China and the United States of America.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of China and the United States and other countries important to international trade and finance.  The weakening of the Chinese renminbi relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

▪
The securities are exposed to a single emerging markets currency and therefore expose you to significant nondiversified currency risk.  An investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Chinese renminbi, relative to the U.S. dollar.  As an emerging markets currency, the Chinese renminbi is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.  The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions.  From 1994 to 2005, the Chinese government used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allowed the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate published daily by the People’s Bank.  In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.  In addition, the People’s Bank announced that the reference basket of currencies used to set the value of the renminbi would be based on a daily poll of onshore market dealers and other undisclosed factors.  Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies.  The inflow and outflow of renminbi in China has historically been tightly controlled by the People’s Bank but there have been signs in recent years of a nascent but fast growing offshore renminbi market, with foreign exchange reforms implemented in 2010 serving as the catalyst.  These reforms allow the renminbi to move to Hong Kong from mainland China without restriction if it is for the purpose of international trade settlement (e.g., import payments).  Once moved offshore, this renminbi is reclassified from “CNY” renminbi to so-called “CNH” renminbi, which has no mainland restriction as to its end-use if it remains offshore.  However, the growth of the CNH market may be impeded as China still tightly regulates the “back flow” of CNH into the onshore mainland market, in part to protect domestic markets.  This creates a separate currency market for onshore versus offshore renminbi with different levels of exchange rates driven by capital control measures, supply and demand and arbitrage opportunities.  No assurance can be given with respect to any future changes in the policy of the People’s Republic of China dealing with offshore renminbi trading.  To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the renminbi.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including capital control measures and economic and political developments in other countries.

▪
The amount payable on the securities is not linked to the exchange rate at any time other than the valuation date.  The final exchange rate will be based on the exchange rate on the valuation date, subject to adjustment for non-currency business days.  Even if the Chinese renminbi appreciates prior to the valuation date but then drops by the valuation date to be equal to or below the initial exchange rate, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the exchange rate prior to such drop.  Although the actual exchange rate on the stated maturity date or at other times during the term of the securities may be higher than the final exchange rate, the payment at maturity will be based solely on exchange rate on the valuation date.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to,

February 2013	Page 13

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rate for the Chinese renminbi on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the Chinese renminbi relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in China; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Chinese renminbi or currencies markets generally and that may affect the final exchange rate; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the Chinese renminbi has weakened relative to the U.S. dollar or if interest rates rise.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing directly in the Chinese renminbi.  You may receive a lower payment at maturity than you would have received if you had invested directly in the Chinese renminbi.  The currency performance is dependent solely on the formula stated above and not on any other formula that could be used for calculating currency performances.

▪
Government intervention could materially and adversely affect the value of the securities.  Specific currencies’ exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those of China and the United States, use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the Chinese renminbi and the U.S. dollar should become fixed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Chinese renminbi, or any other currency. Therefore, any significant changes or governmental actions with respect to the Chinese renminbi, the U.S. dollar or any other currency that result in the weakening of the Chinese renminbi relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

In addition, if the Chinese renminbi is lawfully eliminated, converted, redenominated or exchanged by China during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate for the affected

February 2013	Page 14

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

currency (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect your payment at maturity.

▪
Even though currencies trade around-the-clock, the securities will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the Chinese renminbi and/or the U.S. dollar are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the Chinese renminbi/U.S. dollar exchange rate used to calculate the supplemental redemption amount.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the Chinese renminbi may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the Chinese renminbi/U.S. dollar exchange rate and, therefore, the value of the securities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate and the currency performance and calculate the amount you will receive at maturity.  Any of these determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of the Chinese renminbi’s exchange rate, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Chinese renminbi and/or the U.S. dollar), including trading in futures, forwards and/or options contracts on the Chinese renminbi as well as in other instruments related to the Chinese renminbi and/or U.S. dollar. Some of our subsidiaries also trade the Chinese renminbi and other financial instruments related to the Chinese renminbi on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the Chinese renminbi relative to the U.S. dollar on the pricing date and, as a result, could increase the value relative to the U.S. dollar that the Chinese renminbi must attain on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rate of the Chinese renminbi on the valuation date and, accordingly, the amount of cash you will receive at maturity.

February 2013	Page 15

Currency-Linked Partial Principal at Risk Securities due March 4, 2015
Based on the Performance of the Chinese Renminbi Relative to the U.S. Dollar (Bullish CNY/Bearish USD)

Historical Information

The following table sets forth the published high, low and end-of-quarter CNY/USD exchange rates for each quarter in the period from January 1, 2008 through January 30, 2013.  The related graph sets forth the CNY/USD exchange rates (expressed as units of CNY per one U.S. dollar) for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of the exchange rate based on its historical performance.
CNY/USD	High	Low	Period End
2008
First Quarter	7.30410	7.01160	7.01200
Second Quarter	7.01850	6.85440	6.85440
Third Quarter	6.87920	6.81130	6.84600
Fourth Quarter	6.88720	6.81710	6.82770
2009
First Quarter	6.85190	6.82700	6.83390
Second Quarter	6.83730	6.81920	6.83050
Third Quarter	6.83620	6.82590	6.82640
Fourth Quarter	6.83110	6.82330	6.82710
2010
First Quarter	6.83390	6.82560	6.82590
Second Quarter	6.83330	6.78180	6.78180
Third Quarter	6.81080	6.68730	6.69210
Fourth Quarter	6.69170	6.60700	6.60700
2011
First Quarter	6.63500	6.54830	6.56120
Second Quarter	6.54770	6.46340	6.46390
Third Quarter	6.47210	6.37810	6.38120
Fourth Quarter	6.38520	6.29500	6.29500
2012
First Quarter	6.33900	6.29380	6.29850
Second Quarter	6.37050	6.27740	6.35400
Third Quarter	6.38850	6.28470	6.28470
Fourth Quarter	6.29890	6.22230	6.23060
2013
First Quarter (through January 30, 2013)	6.23760	6.21530	6.22040

CNY/USD Exchange Rate January 1, 2008 to January 30, 2013 (expressed as CNY per USD)

February 2013	Page 16